Exhibit 23.2



                        Consent of Independent Auditors

          We consent to the reference to our firm under the caption as "Experts" in the Registration Statement on Form S-3 pertaining to the registration of 4,000,000 shares of Time Warner Inc. Common Stock and associated Rights to Purchase Series A Participating Cumulative Preferred Stock and to the incorporation by reference in the Registration Statement and related Prospectus of our report dated July 21, 1999, with respect to the consolidated financial statements of America Online, Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1999, incorporated by reference in Time Warner Inc.'s Current Reports on Form 8-K dated January 10, 2000 and March 31, 2000, filed with the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP
                                             --------------------------------


McLean, Virginia
May 1, 2000